www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR 2013 RESULTS
~ Fourth Quarter Earnings per Share Increased 23.6% to $0.68 ~
~ Fourth Quarter Sales Increased to $1.42 Billion and Comparable Store Sales Increased 3.5% ~
~ Full Year Earnings per Share Increased 22.1% to $2.32 ~

Brentwood, Tennessee, January 29, 2014 - Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its fourth quarter and fiscal year ended December 28, 2013. Additionally, the Company provided its initial outlook for fiscal 2014.

Fourth Quarter Results
Net sales increased 10.0% to $1.42 billion from $1.29 billion in the prior year’s fourth quarter. Comparable store sales increased 3.5% versus a 4.7% increase in the prior year period. The increase in comparable store sales was driven by continued strong results in key consumable, usable and edible (C.U.E.) products, principally animal- and pet-related merchandise. Seasonal items, predominantly heating and insulated outerwear, also performed well due to the cold weather in the latter part of the quarter.

Gross profit increased 13.0% to $479.7 million from $424.6 million in the prior year’s fourth quarter. As a percent of sales, gross margin increased 90 basis points to 33.9% from 33.0% in the prior year period. Gross margin improvement was the result of strong inventory and markdown management, solid retail price management in C.U.E. products and a mix shift to higher margin seasonal product, such as insulated outerwear and footwear. Additionally, the Company was cycling strong sales of lower-margin emergency response products as a result of Hurricane Sandy in the prior year.

Selling, general and administrative expenses, including depreciation and amortization, increased to 23.5% of sales compared to 23.3% of sales in the prior year’s fourth quarter. The increase as a percent of sales was primarily attributable to costs related to the relocated Southeast distribution center and a new corporate data center.

Net income for the quarter was $95.9 million, or $0.68 per diluted share, compared to net income of $79.5 million, or $0.55 per diluted share, in the fourth quarter of the prior year. All references to per share amounts reflect a two-for-one stock split that was effective September 26, 2013.

The Company opened 31 new stores in the fourth quarter of 2013 compared to 25 new store openings in the prior year’s fourth quarter.

Greg Sandfort, President and Chief Executive Officer, stated, “We are very pleased with our strong fourth quarter and full-year results. The fourth quarter marked our 17th consecutive quarter of positive comparable store sales and our 23rd consecutive quarter of positive comparable transaction counts. In recent years, we have grown our business effectively despite challenging economic environments and volatile weather trends. We believe our results are a function of the balanced approach we take to run our business, through managing sales, margins, expenses and capital investments.

Mr. Sandfort continued, “We are proud of our many achievements over the past year, which included the celebration of the Company’s 75th anniversary; our first store openings in Arizona, Nevada and Wyoming; the relocation of our Southeast distribution center; and the Company’s recent addition to the S&P 500 Index. Looking ahead, we believe we are well-positioned to continue executing our strategic sales- and margin-enhancing initiatives and investing in the business to drive long-term sustainable growth and shareholder value.”

Full Year Results
Net sales increased 10.7% to $5.16 billion from $4.66 billion in fiscal 2012. Comparable store sales increased 4.8% versus a 5.3% increase in fiscal 2012. Gross profit increased 12.0% to $1.75 billion from $1.57 billion and gross margin increased 40 basis points to 34.0% of sales from 33.6% of sales for fiscal 2012.

Selling, general and administrative expenses, including depreciation and amortization, increased 9.7% to $1.24 billion, and improved as a percent of sales to 24.0% compared to 24.2% for fiscal 2012.

Net income increased 18.7% to $328.2 million from $276.5 million and net income per diluted share increased 22.1% to $2.32 from $1.90 for fiscal 2012. All references to per share amounts reflect a two-for-one stock split that was effective September 26, 2013.

During fiscal 2013, the Company opened 102 new stores and closed two stores compared to 93 new store openings and two store closures during fiscal 2012.

Fiscal 2014 Outlook
The Company anticipates net sales for fiscal 2014 will range between $5.62 billion and $5.70 billion, with comparable store sales expected to increase 2.5% to 4.0%. The Company projects fiscal 2014 full year net income to range from $2.54 to $2.62 per diluted share. For the full year, the Company expects capital expenditures to range between $240 million and $250 million, including spending to support 102 to 106 new store openings and construction of the new Store Support Center to open in 2014.

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be broadcast simultaneously over the Internet on the Company’s website at TractorSupply.com and can be accessed under the link “Investor Relations.” The webcast will be archived shortly after the conference call concludes and will be available through February 12, 2014.

About Tractor Supply Company
At December 28, 2013, Tractor Supply Company operated 1,276 stores in 48 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) maintenance products for agricultural and rural use; and (5) work/recreational clothing and footwear.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations, capital expenditures and new store openings in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, the ability to successfully manage expenses and execute our key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner and number currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of customer data, ongoing and potential future legal or regulatory proceedings, management of our information systems, failure to secure or develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FOURTH QUARTER ENDED				YEAR ENDED
	December 28, 2013		December 29, 2012		December 28, 2013		December 29, 2012

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$1,415,089	100.0%	$1,286,166	100.0%	$5,164,784	100.0%	$4,664,120	100.0%
Cost of merchandise sold	935,377	66.1	861,544	67.0	3,411,175	66.0	3,098,066	66.4
Gross profit	479,712	33.9	424,622	33.0	1,753,609	34.0	1,566,054	33.6

Selling, general and administrative expenses	305,665	21.6	277,251	21.5	1,138,934	22.1	1,040,287	22.3
Depreciation and amortization	26,969	1.9	22,595	1.8	100,025	1.9	88,975	1.9

Operating income	147,078	10.4	124,776	9.7	514,650	10.0	436,792	9.4
Interest (income) expense, net	(528)	—	200	—	557	—	1,055	—

Income before income taxes	147,606	10.4	124,576	9.7	514,093	10.0	435,737	9.4
Income tax expense	51,725	3.6	45,089	3.5	185,859	3.6	159,280	3.4
Net income	$95,881	6.8%	$79,487	6.2%	$328,234	6.4%	$276,457	6.0%

Net income per share:
Basic (a)	$0.69		$0.57		$2.35		$1.94
Diluted (a)	$0.68		$0.55		$2.32		$1.90

Weighted average shares outstanding:
Basic (a)	139,749		140,436		139,415		142,184
Diluted (a)	141,829		143,466		141,723		145,514

Dividends declared per common share outstanding (a)	$0.13		$0.10		$0.49		$0.36

(a) Share and per share amounts reflect a two-for-one stock split that was effective September 26, 2013.

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 28, 2013	December 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$142,743	$138,630
Restricted cash	—	8,400
Inventories	979,308	908,116
Prepaid expenses and other current assets	57,359	51,808
Deferred income taxes	29,838	23,098
Total current assets	1,209,248	1,130,052

Property and equipment:
Land	73,350	61,522
Buildings and improvements	581,938	511,188
Furniture, fixtures and equipment	408,021	350,224
Computer software and hardware	140,222	109,121
Construction in progress	65,312	37,122
	1,268,843	1,069,177
Accumulated depreciation and amortization	(603,911)	(519,179)
Property and equipment, net	664,932	549,998

Goodwill	10,258	10,258
Deferred income taxes	92	—
Other assets	18,861	16,500

Total assets	$1,903,391	$1,706,808

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$316,487	$320,392
Accrued employee compensation	50,573	48,400
Other accrued expenses	155,615	148,316
Current portion of capital lease obligations	42	38
Income taxes payable	9,424	43,359
Total current liabilities	532,141	560,505

Capital lease obligations, less current maturities	1,200	1,242
Deferred income taxes	—	1,477
Deferred rent	76,930	76,236
Other long-term liabilities	46,226	42,374
Total liabilities	656,497	681,834

Stockholders’ equity:
Common stock	1,331	1,307
Additional paid-in capital	452,668	361,106
Treasury stock	(838,588)	(709,172)
Retained earnings	1,631,483	1,371,733
Total stockholders’ equity	1,246,894	1,024,974

Total liabilities and stockholders’ equity	$1,903,391	$1,706,808

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	YEAR ENDED
	December 28, 2013	December 29, 2012
Cash flows from operating activities:
Net income	$328,234	$276,457
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	100,025	88,975
Loss on disposition of property and equipment	35	76
Stock compensation expense	13,893	17,641
Excess tax benefit of stock options exercised	(43,517)	(25,836)
Deferred income taxes	(8,309)	(26,581)
Change in assets and liabilities:
Inventories	(71,192)	(77,297)
Prepaid expenses and other current assets	(5,551)	(80)
Accounts payable	(3,905)	53,983
Accrued employee compensation	2,173	139
Other accrued expenses	9,938	8,828
Income taxes payable	9,582	57,321
Other	2,275	4,676
Net cash provided by operating activities	333,681	378,302
Cash flows from investing activities:
Capital expenditures	(218,200)	(152,924)
Proceeds from sale of property and equipment	477	379
Decrease in restricted cash	8,400	13,470
Net cash used in investing activities	(209,323)	(139,075)
Cash flows from financing activities:
Borrowings under revolving credit agreement	185,000	—
Repayments under revolving credit agreement	(185,000)	—
Excess tax benefit of stock options exercised	43,517	25,836
Principal payments under capital lease obligations	(38)	(37)
Repurchase of shares to satisfy tax obligations	(4,142)	(6,821)
Repurchase of common stock	(129,416)	(271,799)
Net proceeds from issuance of common stock	38,318	26,577
Cash dividends paid to stockholders	(68,484)	(51,318)
Net cash used in financing activities	(120,245)	(277,562)
Net increase (decrease) in cash and cash equivalents	4,113	(38,335)
Cash and cash equivalents at beginning of period	138,630	176,965
Cash and cash equivalents at end of period	$142,743	$138,630

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$780	$1,219
Income taxes	188,003	128,306
Non-cash accruals for construction in progress	8,258	10,897	*

* The Company changed the presentation of the prior period non-cash accruals for construction in progress to conform to the presentation used in the current period.

Selected Financial and Operating Information
(Unaudited)

	FOURTH QUARTER ENDED		YEAR ENDED
	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Sales Information:
Comparable store sales increase	3.5%	4.7%	4.8%	5.3%
New store sales (% of total sales)	6.0%	5.9%	5.4%	5.9%
Average transaction value	$45.50	$46.12	$44.48	$44.40

Comparable store average transaction value (decrease) increase	(1.5)%	1.8%	0.0%	2.0%
Comparable store average transaction count increase	5.1%	2.7%	4.7%	3.0%
Total selling square footage (000’s)	20,470	18,893	20,470	18,893

Store Count Information:
Beginning of period	1,245	1,151	1,176	1,085
New stores opened	31	25	102	93
Stores closed	—	—	(2)	(2)
End of period	1,276	1,176	1,276	1,176

Pre-opening costs (000’s)	$2,013	$1,721	$7,756	$7,124

Balance Sheet Information:
Average inventory per store (000’s) (a)	$723.5	$727.4	$723.5	$727.4
Inventory turns (annualized)	3.52	3.57	3.29	3.28
Share repurchase program:
Cost (000’s)	$38,816	$107,959	$129,416	$271,799
Average purchase price per share (b)	$72.52	$44.44	$56.59	$44.47

Capital Expenditures (millions):
New and relocated stores and stores not yet opened	$17.6	$16.7	$69.1	$60.4
Corporate and other	15.7	2.2	40.7	13.8
Information technology	7.0	7.8	29.8	28.2
Distribution center capacity and improvements	4.0	6.0	44.9	16.4
Existing stores	9.2	7.0	22.3	22.2
Purchase of previously leased stores	7.9	2.0	11.4	11.9
Total	$61.4	$41.7	$218.2	$152.9

(a) Assumes average inventory cost, excluding inventory in transit.
(b) Per share amounts reflect a two-for-one stock split that was effective September 26, 2013.